Exhibit 10.14

AMENDMENT NO. 1 TO THE

SHARED SPACE ARRANGEMENT

This AMENDMENT NO. 1 TO THE SHARED SPACE ARRANGEMENT (the “Amendment”), is made effective as of January 31, 2022 (the “Effective Date”) by and between SENDA BIOSCIENCES, Inc., (formerly Kintai Therapeutics, Inc.) a Delaware corporation (“Licensor”), and OMEGA THERAPEUTICS, INC., a Delaware corporation (“Licensee”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, Licensee licenses the Shared Space from Licensor pursuant to that certain Shared Space Arrangement, dated July 13, 2020, by and between Licensor and Licensee (the “Agreement”).

WHEREAS, the Initial Term of the Agreement expires on July 31, 2022; and Section 3(a) of the Agreement provides Licensee with two (2) options to extend the Initial Term for twenty-four (24) months each by delivery of an Extension Notice.

WHEREAS, the parties desire to amend the Agreement to modify Section 3(a) of the Agreement to shorten the Extension Term to twelve (12) months and delete the right to exercise for a second Extension Term. Licensee desires to exercise the option and this Amendment shall constitute the Exercise Notice for purposes of the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree to the following:

1.
Term: As of the Effective Date, Section 3(a) of the Agreement shall be deleted in its entirety and replaced as set forth below:

“(a) The term (“Term”) of this Shared Space Arrangement shall commence on August 1, 2020 (the “Term Commencement Date”) and continue through July 31, 2022 (the “Initial Term”). Notwithstanding the foregoing to the contrary, provided that Licensee shall not be in Default beyond any applicable notice and cure periods either at the time Licensor receives the Extension Notice (as hereinafter defined) or at the commencement of the Extension Term (as hereinafter defined), Licensee shall have the right to extend the Term of this Shared Space Arrangement for one (1) additional term of twelve (12) months (the “Extension Term”). Licensee must notify Licensor of its desire to extend the Term by providing written notice to Licensor (the “Extension Notice”) at least six (6) months prior to the Expiration Date. In the event of such extension, the “Term” shall include the Extension Term and such extension shall be upon the same provisions as for the Initial Term. In no event will the Term extend beyond the expiration of the Prime Lease.”

2.
Extension Term: Licensee is hereby providing notice to Licensor that it is exercising its right to extend the Agreement for the Extension Term (as amended pursuant to this Amendment) and Licensor hereby accepts this Amendment as the Exercise Notice pursuant to Section 3(a) of the Agreement.

3.
Fees: In consideration for the modifications in this Amendment, Licensee shall pay Licensor the full amount of the License Fee for the Extension Term (i.e., $2,900,000) (the “Pre-Paid Fees”), within 30 days of the Effective Date (“Outside Date”). The receipt by Licensor of the Pre-Paid Fees is a material consideration for Licensor entering into this Amendment. If the Pre-Paid Fees are not received by Licensor on or before the

Outside Date, this Amendment will be void and of no further force or effect. For clarity, Licensee shall continue to pay the License Fee for the remainder of the Initial Term pursuant to the terms of the Agreement.
4.
No Default: So long as Licensee surrenders the Shared Space at the expiration of the Extension Term in accordance with the terms and conditions set forth in the Agreement and the Prime Lease, Licensor shall pay Licensee, within 30 days after the expiration of the Extension Term, an amount equal to $650,000
5.
(“Surrender Payment”) for all furniture, fixtures and equipment owned by Licensee and used in the Shared Space (excluding any laboratory equipment that is not a fixture and is used in the Shared Space and owned by Licensee, which laboratory equipment shall remain the property of Licensee and shall be removed by Licensee at the expiration or earlier termination of the Agreement in accordance with the Agreement and the Prime Lease) (the “Licensee FF&E”) and Licensee shall convey the Licensee FF&E to Licensor free and clear of all liens and other encumbrances. For the avoidance of doubt, the laboratory benches, hoods and other laboratory fixtures in the Shared Space shall not be removed by the Licensee.
6.
Governing Law. This Amendment shall be governed by and construed under the laws of the State of Massachusetts, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.
7.
Effect of Amendment. Except as modified by this Amendment, the Agreement and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Agreement, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
8.
Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this Section shall in any way alter the provisions of the Agreement restricting assignment or subletting.
9.
Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Licensor and Licensee. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.
10.
Authority. Licensor and Licensee each guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
11.
Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[Signature Page Follows]

Licensor and Licensee, each by its duly authorized officer, have signed this Amendment No. 1 to the Shared Space Arrangement as of the Effective Date.

LICENSOR:

SENDA BIOSCIENCES, INC.,

a Delaware corporation

By:	/s/ Guillaume Pfefer
Name: Guillaume Pfefer
Title: CEO

LICENSEE:

OMEGA THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Mahesh Karande
Name: Mahesh Karande
Title: President and CEO